Exhibit 7.01

Joint Filing Agreement

This will confirm the agreement by and among the undersigned that the Schedule 13D (the “Schedule”) filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, par value $0.00001 per share, of MEMSIC, Inc., a Delaware corporation, is being filed on behalf of the undersigned.

Each of the undersigned hereby acknowledges that, pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Schedule is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

[Signature page follows]

[Exhibit 7.01 – Joint Filing Agreement]

Dated: May 2, 2013

/s/ Yang Zhao	/s/ Patricia Niu

/s/ Paul Zavracky	/s/ Yongyao Cai

/s/ Wei Zhang	/s/ Haidong Liu

/s/ Alexander Dribinsky	/s/ Dong An

/s/ James Fennelly	/s/ Xianfeng Ding

/s/ Eric Chojnacki	/s/ Lei Zhang

/s/ Noureddine Hawat	/s/ Leyue Jiang

/s/ Cheryl Merino	/s/ John Newton

/s/ Jose Rios

[Signature Page to Joint Filing Agreement]